NEUBERGER BERMAN INCOME FUNDS

CLASS A
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund
Neuberger Berman Emerging Markets Income Fund
Neuberger Berman Floating Rate Income Fund
Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Short Duration High Income Fund
Neuberger Berman Strategic Income Fund
Neuberger Berman Unconstrained Bond Fund

Date:  January 29, 2014